Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SHARPS COMPLIANCE CORP.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
Sharps Compliance Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:
1.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
2.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation amends Section A of Article 4 of the Amended and Restated Certificate of Incorporation, as heretofore amended, supplemented, and restated, by deleting Section A of Article 4 thereof and substituting in lieu thereof a new paragraph, which shall read in its entirety as follows:
4A.    General. The corporation shall have authority to issue two classes of stock, and the total number authorized shall be Forty Million (40,000,000) shares of Common Stock of the par value of one cent ($0.01) each, and one million (1,000,000) shares of Preferred Stock of the par value of one cent ($0.01) each. All shares of the Common Stock shall rank equally and all shares of the Preferred Stock shall rank equally, and be identical in all respects regardless of series, except with respect to the Preferred Stock (i) as to terms which may be specified by the board of directors pursuant to the provisions of Section B of this Article 4, and (ii) that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and be cumulative. A description of the different classes of stock of the corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:
3.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be immediately effective upon filing with Secretary of State of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, Sharps Compliance Corp. has caused this Certificate of Amendment to be duly executed in its corporate name this ____  day of November, 2018.

SHARPS COMPLIANCE CORP.

By: /ss/ Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer